AMENDMENTS TO
2006 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

     Section 3(a) of the Plan is amended to revise paragraph (a) to read as follows:

(a)      The number of Shares which may be issued from time to time pursuant to this Plan shall be 6,000,000, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 24 of the Plan.  [Adopted December 6, 2010]

     Section 4.2(e) of the Plan is amended to add an new clause (ii), such that the Section, as amended, reads as set forth below:

(e)      Make changes to any outstanding Stock Right, including, without limitation, to reduce or increase the exercise price or purchase price, accelerate the vesting schedule or extend the expiration date, provided that (i) no such change shall impair the rights of a Participant under any grant previously made without such Participant’s consent and (ii) except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Stock Rights to reduce the exercise price of such outstanding Stock Rights; (b) cancel outstanding Stock Rights in exchange for Stock Rights with an exercise price that is less than the exercise price of the original Stock Rights; or (c) cancel outstanding Stock Rights with an exercise price above the current stock price in exchange for cash or other securities; [Adopted November 23, 2010]